                                  Exhibit 12


COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                  Year Ended
                                                 December 31,
                                              ------------------
                                                 1997     1996
                                              --------  --------
Earnings:
      Earnings before income tax expense      $ 23,266  $ 19,246
      Add:
      Interest on advances and other
       borrowings                               78,424    60,548
      Interest component of rental
       expense                                     969       564
                                              --------  --------
      Earnings before fixed charges
       excluding interest on customer
       deposits                                102,659    80,358
      Interest on customer deposits             76,483   100,225
                                              --------  --------
      Earnings before fixed charges           $179,142  $180,583
                                              ========  ========

Fixed Charges:
      Interest on advances and other
       borrowings                               78,424    60,548
      Interest component of rental
       expense                                     969       564
                                              --------  --------
      Fixed charges excluding interest
       on customer deposits                     79,393    61,112
      Interest on customer deposits             76,483   100,225
                                              --------  --------
      Total fixed charges                     $155,876  $161,337
                                              ========  ========

Ratio of earnings to fixed charges
 including interest on customer deposits         1.15x     1.12x
Ratio of earnings to fixed charges
 excluding interest on customer deposits         1.29x     1.31x
